                                                                      Exhibit 14

                                ENERGYSOUTH, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of EnergySouth, Inc. and its subsidiaries (collectively referred to as the "Company"). All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

         Those who violate the standards in this Code will be subject to disciplinary action, up to dismissal for cause. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code Violation of this Code will be enforced by the same mechanisms as other violations of applicable duties or Company standards.

1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities in which we operate, the State of Alabama and the United States of America. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

         The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.       CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise

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when an employee, officer or director, or members of his or her family or friends, receive improper personal benefits as a result of his or her position in the Company. Loans to officers are subject to prohibitions under federal law, and loans by the Company to, or guarantees by the Company of obligations of, directors, officers, employees or their family members may create conflicts of interest.

         It is almost always a conflict of interest for a Company officer, director or employee to be simultaneously employed by the Company and a competitor, customer or supplier. As an officer, you are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

         Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's General Counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict must bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

3.       INSIDER TRADING

         The Company's Board of Directors has formalized the Company's insider trading policy. The policy is described in the EnergySouth, Inc. Policy Statement on Insider Trading dated July 26, 2002, a copy of which is attached as Appendix A.

4.       CORPORATE OPPORTUNITIES

         Employees, officer and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No officer, director or employee may use corporate property, information, or position for improper personal gain, and no officer, director or employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.       COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing or appropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each officer, director or employee should endeavor to respect the rights of and deal fairly with the Company's

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customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable laws, rules and regulations.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.       DISCRIMINATION AND HARASSMENT

         The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.       HEALTH AND SAFETY

         The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions promptly.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs in the workplace will not be tolerated.

8.       RECORD-KEEPING

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

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         Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Controller. Written guidelines are available from the Accounting Department.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets must not be maintained unless fully disclosed to the Board of Directors and as permitted by applicable law or regulation.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's General Counsel.

         Employees, officers and directors involved with the preparation and dissemination of reports and documents filed with or submitted to the Securities and Exchange Commission and other public communications by the Company are responsible for providing full, fair, accurate, timely, and understandable disclosure in such reports and documents.

9.       CONFIDENTIALITY

         Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to appropriate Company supervisory personnel for investigation. Company equipment should not be used for non-Company business. Incidental personal use may be permitted with prior approval of your supervisor, manager or other appropriate personnel.

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         The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as unique Company business practices or procedures, trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this proprietary information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11.      PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments have similar rules. The Company's General Counsel can provide guidance to you in this area.

12.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will promptly be disclosed as required by law or stock exchange regulation.

13.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR VIOLATIONS OF THIS CODE

         Employees are required to promptly talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior or any violation of this Code and when in doubt about the best course of action in a particular situation. Officers are required to promptly discuss such matters with appropriate executive officers, and Directors are required to promptly discuss such matters with the Chief Executive Officer or the Chairman of the Board. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees, Officers and Directors must cooperate in internal investigations of suspected or alleged misconduct.

14.      COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

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     -   Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

     - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

     - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the General Counsel.

     - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

     - Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

15.      CONFIDENTIAL, ANONYMOUS SUBMISSIONS REGARDING ACCOUNTING OR AUDITING
MATTERS.

         The Company has established a toll-free ComplianceLine at 1-800-254-0462 for confidential, anonymous employee reports of concerns regarding questionable accounting or auditing matters. See the memorandum to all employees dated September 25, 2003 from the Director of Internal Audit, a copy of which is attached as Appendix B, for details about ComplianceLine.

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                                                                      Appendix A

                                ENERGYSOUTH, INC.

          POLICY STATEMENT ON INSIDER TRADING AND TRADING RESTRICTIONS
        (applicable to directors, officers and certain other employees)
                                  JULY 26, 2002

                               I. POLICY STATEMENT

REASON FOR POLICY STATEMENT

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and can be punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who disclose or tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company's Board of Directors has adopted this Policy Statement both to satisfy the Company's obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we do not want to have that reputation damaged.

POSSIBLE CONSEQUENCES

The consequences of an insider trading violation can be severe:

Traders and Tippers. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

     o A civil penalty of up to three times the profit gained or loss avoided;

     o    A criminal fine of up to $1,000,000 (no matter how small the profit);
          and


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     o    A jail term of up to ten years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

     o A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and

     o    A criminal penalty of up to $2,500,000.

Company-Imposed Sanctions. An employee's failure to comply with the Company's insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and damage a career.

STATEMENT OF POLICY

It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,
(a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Disclosure Of Information To Others. The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet "chat room" or similar internet-based forum.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

     o    Projections of future earnings or losses, or other earnings guidance;

     o Earnings that are inconsistent with the consensus expectations of the investment community;

     o    A pending or proposed merger, acquisition or tender offer;

     o A pending or proposed acquisition or disposition of a significant asset;

     o A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

     o    A change in management;

     o    Development of a significant new product or process;

     o    Impending bankruptcy or the existence of severe liquidity problems;

     o    The gain or loss of a significant customer or supplier.

Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is "Public". If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such


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as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after three business days (not counting the day of release) have elapsed after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company's securities until Friday. If an announcement were made on a Friday, Thursday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities.

TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises. The Company's insider trading policy does not apply to the exercise of an employee stock option. The policy does apply, however, to any sale of stock received upon exercise of an option, including any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. The Company's insider trading policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plan. The Company's insider trading policy does not apply to purchases of Company stock under the Company's dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. The policy also applies to your sale of any Company stock purchased pursuant to the plan.

ADDITIONAL CONSIDERATIONS

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees should not engage in:

Short-term Trading. Any director, officer or other employee of the Company who purchases Company securities in the open market should not sell any company securities of the same class during the six months following the purchase.

Short Sales. Because short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects, directors, officers and other employees of the Company should not engage in short sales of the Company's securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

POST-TERMINATION TRANSACTIONS.

The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

COMPANY ASSISTANCE.

Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, THE RESPONSIBILITY FOR ADHERING TO THIS POLICY STATEMENT AND AVOIDING UNLAWFUL TRANSACTIONS RESTS WITH THE INDIVIDUAL EMPLOYEE.



              II. TRADING RESTRICTIONS - BLACKOUT PERIOD PROCEDURES

In addition to the foregoing policies which apply to all Company employees, the following new procedures govern transactions in Company securities by directors and officers, as well as to certain non-executive employees who may regularly become aware of earnings information or other material nonpublic information about the Company.

QUARTERLY BLACKOUT PERIODS

The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, you and other persons who are or may be expected to be aware of the Company's financial results may not trade in the Company's securities during the period beginning on the tenth day of the third month of each fiscal quarter and ending after expiration of three
(3) complete business days (not counting the day of release) after the issuance of the next quarterly earnings release. (For example, the blackout period for the second fiscal quarter would begin on March 10, 2002 and continue until 3 business days (not counting the day of release) after the issuance of the earnings release for the quarter. If that earnings release was issued on a Friday, April 26, 2002, trading could commence on Thursday, May 2.)

Persons subject to these quarterly blackout periods include all directors and officers, and all other persons who are informed in writing by the chief financial officer that they are subject to the quarterly blackout periods.

EVENT-SPECIFIC BLACKOUT PERIODS; CONSULTATION.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, officers, and such other employees as are subject to the quarterly blackout periods described above may not trade in the Company's securities. The existence of an event-specific blackout will be communicated to directors, officers and other employees subject to blackout periods by either the chief financial officer or the general counsel. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to any other person.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market, an event-specific blackout period will likely be in effect.

Please keep in mind that, whether or not a quarterly or event-specific blackout is in effect, you may not trade while aware of material nonpublic information.

HARDSHIP EXCEPTIONS.

A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Audit Committee of the Board of Directors and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Audit Committee concludes that the Company's earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

POST-TERMINATION TRANSACTIONS

If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company, you may not trade in the Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in Company securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of your termination of service.

COMPANY ASSISTANCE

Any person who has a question about these trading restrictions or its application to any proposed transaction may obtain additional guidance from the General Counsel.

CERTIFICATIONS

All directors, officers and other employees subject to the foregoing procedures must certify their understanding of and intent to comply with the Company's insider trading policy, including the blackout period procedures set forth above.

CERTIFICATION

I certify that:

     1. I have read and understand this Policy Statement on Insider Trading and Trading Restrictions (the "Insider Trading Policy"). I understand that the General Counsel is available to answer any questions I have regarding the insider trading policy.

     2. Since [date Statement of Policy became effective], or such shorter period of time that I have been an employee or director of the Company, I have complied with the Insider Trading Policy.

     3. I will continue to comply with the Insider Trading Policy for as long as I am subject to the policy.

Signature:
          --------------------------------
Date:
     -------------------------------------
Print name:
           -------------------------------

                                                                      Appendix B


September 25, 2003


Dear Employees of EnergySouth and its Subsidiaries,

Responding to the recent high-profile corporate breakdowns stemming from accounting irregularities and perceived unethical financial behavior by corporate officers and accounting firms, Congress passed the Sarbanes-Oxley Act of 2002 (the "Act"). The Act seeks to increase reliability and accuracy of corporate reporting, accounting, and auditing practices.

To further these goals, the Act among many other things requires the Audit Committees of all publicly traded companies to:

               o Establish procedures for receiving, retaining, and handling complaints to the company regarding accounting, internal accounting controls, or auditing matters; and

               o Establish a means for employees of the company to submit confidential and anonymous reports "regarding questionable accounting or auditing matters."

Management, the Audit Committee and Board of EnergySouth, Inc. expect EnergySouth's corporate reporting, accounting, and auditing practices to be reliable and accurate. Every employee is responsible for reporting any irregularities. Employees reporting irregularities or suspicious activities are protected by law from retaliation by management. If you suspect any accounting, internal control, or auditing irregularities or wrongdoings and you are not comfortable speaking up within normal channels, you can call our ComplianceLine, 1-800-254-0462 and anonymously report your concern to a trained Compliance Risk Specialist with Compliance Concepts, Inc. in Charlotte, NC. The Specialist will ask specific questions based on the nature of the concern. The call will not be recorded. The Specialist will prepare a report and have a supervisor review it. After the report is reviewed, Compliance Concepts will forward it to me.

I will notify the Chairman of the Audit Committee of the reported concern and we will determine what type, if any, investigation is appropriate for the concern brought to our attention. We will keep the names of any employees reporting irregularities or concerns confidential; however, management may need to be informed of the situation. As stated above, employees making such reports will be protected from any retribution for bringing any matter to our attention.

ComplianceLine is not intended to replace the company's existing policies regarding reporting issues to management as outlined in the Code of Business Conduct and Ethics, but, if you are not comfortable reporting a concern or issue to management or to me personally, it is an option that EnergySouth is making available to ensure that any concerns are brought to the attention of the appropriate parties.

Thank you in advance for your cooperation in this important program.

Sincerely,

/s/ Tom Yeatts
----------------
Tom Yeatts
Director of Internal Audit